EXHIBIT 12



       WISCONSIN GAS COMPANY
      Ratio of Earnings Before
    Interest and Income Taxes To
           Fixed Charges
            (SEC Method)
       (Thousands of Dollars)


                                     Six      Twelve
                                   Months     Months                   Year Ended December 31
                                    Ended      Ended
                                  June 30,   June 30,
                                    1995       1995       1994      1993       1992       1991       1990

    Earnings:
      Income before
        interest expense           $ 27,977    $33,691   $33,244    $34,651    $32,948   $29,866    $26,873

      Adjustments:

         Federal and State
          income taxes               12,880     11,682    10,993     11,280     10,210     9,689      8,146
         Interest factor
          applicable to rents           576      1,321     1,447      1,433      1,114       898        746
                                    -------     ------    ------     ------     ------   -------    -------

    Total earnings as defined       $41,433    $46,694   $45,684    $47,364    $44,272   $40,453    $35,765
                                    =======    =======   =======    =======    =======   =======    =======
    Fixed charges:

      Interest on long-term debt    $ 5,744    $11,473   $11,601    $12,816    $13,472   $12,047    $11,049
      Amortization of debt
       discount, premium and
       expense                          256        517       529        585        588       602        137
      Other interest                  1,015      2,429     2,218      1,380        828       130      2,492
      Interest factor applicable
        to rents                        576      1,321     1,447      1,433      1,114       898        746
                                    -------   --------   -------    -------    -------   -------   --------

      Total fixed charges           $ 7,591    $15,740   $15,795    $16,214    $16,002   $13,677    $14,424
                                     ======   ========   =======    =======    =======  ========   ========
      Ratio of earnings to fixed
       charges                         5.46       2.97      2.89       2.92       2.77      2.96       2.48
                                     ======      =====     =====      =====      =====     =====      =====